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                                                                     Exhibit 5.1

                              Baker Botts L.L.P.
                               One Shell Plaza
                                910 Louisiana
                          Houston, Texas 77002-4995

November 21, 2003


CenterPoint Energy Resources Corp.
1111 Louisiana Street
Houston, TX 77002

Ladies and Gentlemen:

     As set forth in the Registration Statement on Form S-4 (Registration No. 333-108925) (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") by CenterPoint Energy Resources Corp., a Delaware corporation (the "Company"), under the Securities Act of 1933, as amended (the "Act"), relating to the registration under the Act of the offer and sale of $762,000,000 aggregate principal amount of the Company's 7.875% Senior Notes due 2013, Series B and $160,000,000 aggregate principal amount of the Company's 5.95% Senior Notes due 2014, Series B (collectively, the "New Notes"), to be offered by the Company in exchange (the "Exchange Offer") for like principal amounts of the Company's issued and outstanding 7.875% Senior Notes due 2013, Series A and 5.95% Senior Notes due 2014, Series A (collectively, the "Old Notes"), we are passing upon certain legal matters for the Company in connection with the issuance of the New Notes. The New Notes are to be issued under an Indenture dated as of February 1, 1998 between the Company (formerly known as NorAm Energy Corp.) and JPMorgan Chase Bank (successor to Chase Bank of Texas, National Association), as Trustee (the "Indenture"), as amended and supplemented, pursuant to the terms of each series of the Old Notes as established pursuant to, as applicable, Supplemental Indenture No. 5 dated as of March 25, 2003 between the Company and JPMorgan Chase Bank, as Trustee ("Supplemental Indenture No. 5"), Supplemental Indenture No. 6 dated as of April 14, 2003 between the Company and JPMorgan Chase Bank, as Trustee ("Supplemental Indenture No. 6"), and Supplemental Indenture No. 7, dated as of November 3, 2003 between the Company and JPMorgan Chase Bank, as Trustee ("Supplemental Indenture No. 7," and each of Supplemental Indenture No. 5, Supplemental Indenture No. 6 and Supplemental Indenture No. 7, a "Supplemental Indenture"). At your request, this opinion is being furnished to you for filing as Exhibit
5.1 to the Registration Statement.

     In our capacity as counsel to the Company in connection with the matters referred to above, we have examined the Certificate of Incorporation of the Company and the Bylaws of the Company, each as amended to date, and the originals, or copies certified or otherwise identified, of the Indenture, of each Supplemental Indenture, of corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents, as a basis for the opinions hereinafter expressed. We have assumed that the signatures on all documents examined by us are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We have also assumed that prior to the commencement of the Exchange Offer, the Registration Statement will have become effective under the Act and the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended.

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BAKER BOTTS L.L.P.

CenterPoint Energy Resources Corp.      2                     November 21, 2003



     Based upon and subject to the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the New Notes, when duly executed, authenticated and delivered in accordance with the provisions of the Indenture and the applicable Supplemental Indenture and issued in exchange for the Old Notes tendered pursuant to, and in accordance with the terms of, the Exchange Offer as contemplated by the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors' rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

     The opinions set forth above are limited in all respects to matters of the laws of the State of Delaware, applicable federal law and the contract laws of the State of New York, each as in effect on the date hereof. We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading "Legal Matters" in the prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                            Very truly yours,

                                            /s/ Baker Botts L.L.P.


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